CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS

FORM 8-K/A

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report  (Date of Earliest Event Reported): December 3, 2010

Radient Pharmaceuticals Corporation
 (Exact name of registrant as specified in its charter)

Delaware	001-16695	33-0413161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2492 Walnut Avenue, Suite 100, Tustin, California, 92780-7039
 (Address of principal executive offices (zip code))

 714-505-4461
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 5: Corporate Governance and Management

Item 5:02. Departure of Directors or Principal Officers; Election of Directors: Appointment of Principal Officers

Item 5.07: Submission of Matters to a Vote of Security Holders

We held our annual shareholder meeting on December 3, 2010 and all but one proposal was approved.  However, as required by the terms of the transaction for which the issuance of shares did not get approved, we shall include the same proposal in all of our future proxy statements until such issuance is approved.  We shall now submit all of the approved proposals and related issuances to the NYSE Amex for their approval; after which, we shall be able to issue all of the shares, that were approved, as described in the definitive proxy statement that we filed on November 12, 2010.

Our only Class III director whose term expired as of the shareholder meeting did not stand for re-election.  This was a personal choice not based on any disagreement with us on relating to our operations, policies or practices.

One of the approved proposals was for the 2010 Performance and Equity Incentive Plan.  A copy of the plan was included in the Definitive Proxy Statement that we filed with the SEC on November 12, 2010.  The 2010 Plan provides for the grant to employees, including executive officers, of restricted common stock, as well as cash or other stock-based awards and other benefits. The purpose of the 2010 Plan is to enable us to attract and retain qualified persons as employees, officers and directors and others, whose services are required by us, and to motivate such persons by providing them with equity participation in us.

Once we obtain NYSE Amex approval of the shares issuable under the 2010 Plan, the Compensation Committee and Board approved issuing 2,500,000 options to our CEO, Douglas MacLellan, and 2,000,000 options to our CFO, Akio Aruira and approximately 1,090,000 options among 13 of our employees, consultants and directors.

Item 7.01 Regulation FD Disclosure.

On December 6, 2010, we issued a press release announcing the results of our shareholder meeting.  A copy of the press release containing such announcement is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

 Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

99.1	Press Release dated December 6, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIENT PHARMACEUTICALS CORPORATION

/s/ Akio Aruira
Name: Akio Aruira
Title: Chief Financial Officer

Dated:  December 6, 2010